Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PHOTOTRON HOLDINGS, INC.

SG TECHNOLOGIES CORP

SGT MERGER CORPORATION

W-NET FUND I, L.P.

AND

STERLING C. SCOTT

Dated as of March 21, 2012

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) made this 21st day of March, 2012, is entered into by and among Phototron Holdings, Inc., a Delaware corporation (“PHI”), SGT Merger Corporation, a Nevada corporation and wholly-owned Subsidiary of PHI (“MergerCo”), SG Technologies Corp, a Nevada corporation (“SGT”), W-net Fund I, L.P., a Delaware limited partnership (the “Investor Representative”), and Sterling C. Scott (the “SGT Representative”). PHI, MergerCo and SGT are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

A.                The Parties intend to effect the acquisition of SGT by PHI through the statutory merger of MergerCo with and into SGT in accordance with this Agreement and the NRS (as defined below), upon the consummation of which MergerCo will cease to exist as a separate entity and SGT will survive as a wholly-owned Subsidiary of PHI. The Parties intend this transaction to be treated as a reorganization under Section 368(a) of the Code (as defined below).

B.                 The respective Boards of Directors of each of the Parties have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and in the best interests of their respective stockholders, and (ii) adopted this Agreement and the transactions contemplated hereby.

C.                 The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Agreement

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      DEFINITIONS.

1.1              Certain Definitions. The following terms used herein, as used in this Agreement, shall have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Benefit Plan” means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which a Party currently has an obligation to provide benefits to any current or former employee, contractor, consultant, officer or director of such Party.

“Certificate of Designation” means PHI’s Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock attached hereto as Exhibit A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Effective Time” means the date and time the Merger becomes effective as specified in the Articles of Merger or as otherwise provided in accordance with the NRS.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means (a) with respect to shares of PHI Common Stock 785,000, and (b) with respect to shares of PHI Series A Preferred Stock 15,000.

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Governmental Entity” means any national, state, municipal, or other government or any court, administrative or regulatory agency or organization (including, without limitation, any self-regulatory organization), or commission or other governmental authority or agency, domestic or foreign, including, without limitation, FINRA and the NASDAQ Stock Market.

“Gross Profits” means, for a given period of time, the gross profits recognized by the Surviving Corporation as determined in accordance with GAAP.

“Intellectual Property” means any and all United States and foreign: (a) patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein and all improvements to the inventions disclosed in each such registration or application, (b) trademarks, service marks, trade dress, trade names and corporate names, whether or not registered, including, but not limited to, all common law rights, and registrations and applications for registration thereof, (c) copyrights (including, but not limited to, copyrights on designs) (registered or otherwise) and registrations and applications for registration thereof, (d) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (e) trade secrets and confidential technical and business information (including, but not limited to, formulas, compositions, and inventions reduced to practice, whether or not patentable), (f) confidential technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (g) any right arising under any law providing protection to industrial or other designs, (h) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (i) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

“Licenses” means all notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by a Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means, when used in respect to SGT or PHI, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such Party taken as a whole.

“Merger” means the merger of MergerCo with and into SGT pursuant to this Agreement and the NRS.

“MergerCo Common Stock” means the common stock, par value $0.0001 per share, of MergerCo.

“Merger Consideration” means (a) one hundred fifty-seven million (157,000,000) shares of PHI Common Stock and (b) three million (3,000,000) shares of PHI Series A Preferred Stock (or the shares of PHI Common Stock issuable upon conversion thereof).

“Net Sales” means, for a given period of time, the net sales recognized by the Surviving Corporation as determined in accordance with GAAP.

“NRS” means the Nevada Revised Statutes.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“PHI Common Stock” means the common stock, par value $0.0001 per share, of PHI.

“PHI Preferred Stock” means the preferred stock, par value $0.0001 per share, of PHI.

“PHI Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of PHI.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase and Exchange Agreement” means that certain Securities Purchase and Exchange Agreement, dated as of March 16, 2012, by and among PHI and the other parties signatory thereto.

“SGT Common Stock” means the common stock, par value $0.01 per share, of SGT.

“SGT Stockholders” means, collectively, the holders of the SGT Common Stock.

“Subsidiary” means a Person, an amount of whose voting securities, other voting ownership or voting partnership interests is held by another Person, which is sufficient to elect at least a majority of such Person’s Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of such Person’s equity interests).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Vesting Period” means the period of time starting on the first (1st) day of the first (1st) calendar month following the Closing Date and ending on the one (1) year anniversary of such date; provided, however, that in the event the Closing Date is the first (1st) day of the calendar month, then the Vesting Period shall start on the Closing Date and end on the one (1) year anniversary of the Closing Date.

1.2              Other Definitions. The following terms are defined in the following sections of this Agreement:

Defined Term	Section
14f-1 Information Statement	6.2
Acquisition Proposal	6.6
Additional SGT Designees	6.2
Agreement	Preamble
Articles of Merger	2.3
Auditor	2.11.3
Certificates	2.10.1
Closing	2.2
Closing Date	2.2
D&O Information	6.1
Escrow Agent	2.2
Escrow Agreement	2.11.1
Escrow Shares	2.11.1
Investor Representative	Preamble
Investor Representative Notice	2.11.3
Letter of Transmittal	2.10.1
Material Permits	3.25
MergerCo	Preamble
OTCQB	4.6
Party(ies)	Preamble
PHI	Preamble
PHI SEC Documents	4.6.1
Post-Closing Covenants	9.1
Press Release	6.3
Questionnaires	6.1
Reconciliation Period	2.11.3
Resignations	6.1
Secretary of State	2.3
SGT	Preamble
SGT Financial Statements	3.6
SGT Intellectual Property	3.17.1
SGT Representative	Preamble
SGT Stockholders’ Approval	3.24
Surviving Corporation	2.1
Transaction Form 8-K	6.3
Vesting Calculations	2.11.3

2.      THE MERGER.

2.1              The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, MergerCo shall be merged with and into SGT at the Effective Time. At the Effective Time, the separate existence of MergerCo shall cease, and SGT shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of SGT, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Nevada. As a result of the Merger, the outstanding shares of capital stock of SGT and MergerCo shall be converted or cancelled in the manner provided in Section 2.9 hereof.

2.2              Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 hereof and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Section 7 hereof, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Pacific Time on the first business day after satisfaction of the conditions set forth in Section 7 hereof (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Section 7 hereof) (the “Closing Date”), at the offices of Stubbs Alderton & Markiles, LLP (the “Escrow Agent”), unless another date, time or place is agreed to in writing by the Parties.

2.3              Actions and Deliveries at Closing. The articles of merger in the form attached hereto as Exhibit B (the “Articles of Merger”) shall be duly prepared and executed, and shall be filed with the Secretary of State of the State of Nevada (the “Secretary of State”) in accordance with the NRS on the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State, or at such other time as is permissible in accordance with the NRS and as PHI and SGT shall agree should be specified in the Articles of Merger. In addition, at the Closing:

2.3.1        SGT will deliver to PHI:

(a)    An officer’s certificate, substantially in the form of Exhibit C, duly executed on SGT’s behalf, as to whether each condition specified in Sections 7.2.1 through 7.2.9 hereof, has been satisfied in all respects.

(b)   A secretary’s certificate, substantially in the form of Exhibit D, duly executed on SGT’s behalf.

2.3.2        PHI will deliver to SGT:

(a)    An officer’s certificate, substantially in the form of Exhibit E, duly executed on PHI’s behalf, as to whether each condition specified in Sections 7.3.1 through 7.3.6 hereof has been satisfied in all respects.

(b)   A secretary’s certificate, substantially in the form of Exhibit F, duly executed on PHI’s behalf.

2.4              Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the NRS. At the Effective Time, all of MergerCo’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, and duties of MergerCo will become the Surviving Corporation’s debts, liabilities, and duties.

2.5              Governing Documents of the Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

2.5.1        Certificate of Incorporation. The Articles of Incorporation of SGT, as in effect immediately prior to the Effective Time, will be the Surviving Corporation’s Articles of Incorporation until thereafter amended.

2.5.2        Bylaws. The Bylaws of SGT, as in effect immediately prior to the Effective Time, will be the Surviving Corporation’s Bylaws until thereafter amended.

2.6              Directors of PHI and the Surviving Corporation. At the Effective Time, the Board of Directors of each of PHI and the Surviving Corporation shall consist of Craig Ellins and Sterling C. Scott, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation or Articles of Incorporation and Bylaws, each as amended to date, of PHI or the Surviving Corporation, as applicable, in each case, until their respective successors shall have been elected and qualified or until otherwise provided by law. All other directors of PHI and SGT immediately prior to the Effective Time shall resign, effective as of the Effective Time.

2.7              Officers of PHI and the Surviving Corporation. At the Effective Time, the officers of PHI and the Surviving Corporation immediately prior to the Effective Time shall resign, effective as of the Effective Time, and shall be replaced by the following individual:

Sterling C. Scott	Chief Executive Officer, President, Chief Financial Officer and Secretary

who shall serve as officer of PHI and the Surviving Corporation subject to the applicable provisions of the Certificate of Incorporation or Articles of Incorporation and Bylaws, each as amended to date, of PHI or the Surviving Corporation, as applicable, in each case, until his respective successor(s) shall have been duly appointed or until otherwise provided by law.

2.8              Effect on Capital Stock of MergerCo. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.9              Effect on Capital Stock of SGT. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

2.9.1        Aggregate Consideration to be Received by SGT Stockholders. The aggregate merger consideration will be that number of fully paid, non-assessable shares of PHI Common Stock and PHI Series A Preferred Stock (or the shares of PHI Common Stock issuable upon conversion thereof) constituting the Merger Consideration.

2.9.2        Conversion of SGT Common Stock. Each issued and outstanding share of SGT Common Stock shall be converted into the right to receive that number of fully paid and non-assessable shares of PHI Common Stock and, subject to Section 2.11 hereof, PHI Series A Preferred Stock (or the shares of PHI Common Stock issuable upon conversion thereof) equal to the applicable Exchange Ratio, subject in all respects to Section 2.9.1 hereof.

2.9.3        Cancellation of Treasury Shares. Any and all shares of SGT Common Stock held in the treasury of SGT shall be cancelled and cease to exist at the Effective Time, and no consideration shall be paid with respect thereto.

2.9.4        No Fractional Shares. No fractional shares of PHI Common Stock and PHI Series A Preferred Stock shall be issued in the Merger. If the number of shares a holder of SGT Common Stock holds immediately prior to the Closing multiplied by the applicable Exchange Ratio would result in the issuance of a fractional share of PHI Common Stock or PHI Series A Preferred Stock, that product will be rounded down to the nearest whole number of shares of PHI Common Stock or PHI Series A Preferred Stock if it is less than the fraction of one-half of one (0.5) share of PHI Common Stock or PHI Series A Preferred Stock, as applicable, or rounded up to the nearest whole number of shares of PHI Common Stock or PHI Series A Preferred Stock if such product is equal to or greater than the fraction of one-half of one (0.5) share of PHI Common Stock or PHI Series A Preferred Stock, as applicable.

2.9.5        Cancellation and Retirement of SGT Common Stock. As of the Effective Time, all shares of SGT Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of SGT Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share upon the surrender of such certificate in accordance with Section 2.10 hereof, without any interest thereon, subject to any applicable withholding tax.

2.10          Exchange of Certificates.

2.10.1    Exchange Procedures. As soon as reasonably practicable after the Effective Time, PHI shall deliver to each holder of record of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of SGT Common Stock (the “Certificates”), whose shares are converted pursuant to Section 2.9 hereof into the right to receive Merger Consideration: (a) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to PHI or its designated agent and shall be in such form and have such other customary provisions as PHI may reasonably specify), and (b) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration allocable to the SGT Common Stock formerly represented thereby.

2.10.2    Merger Share Certificates. Upon surrender of a Certificate for cancellation to PHI, or to any agent or agents as may be appointed by PHI, together with the Letter of Transmittal, duly completed and executed in accordance with its terms and such other documents as PHI or its agent or agents shall determine, the holder of such Certificate shall be entitled to receive in exchange therefor, (a) a certificate representing the number of shares of PHI Common Stock, and (b) subject to Section 2.11 hereof, a certificate representing the number of shares of PHI Series A Preferred Stock (or the shares of PHI Common Stock issuable upon conversion thereof), which such holder has the right to receive pursuant to the provisions of Section 2.9 hereof and the Certificate so surrendered shall forthwith be cancelled. If any certificate for such PHI Common Stock and PHI Series A Preferred Stock is to be issued in a name other than that in which the certificate for SGT Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to PHI or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such PHI Common Stock and PHI Series A Preferred Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of PHI or its transfer agent that all taxes have been paid. Until surrendered as contemplated by this Section 2.10.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.9 hereof.

2.10.3    Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by PHI, the posting by such Person of a bond in such reasonable amount as PHI may direct as indemnity against any claim that may be made against it with respect to such Certificate, PHI shall issue in exchange for such lost, stolen or destroyed Certificate, subject to Section 2.11 hereof, the Merger Consideration due to such Person as provided in Section 2.9 hereof.

2.10.4    Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to PHI Common Stock and PHI Series A Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for SGT Common Stock with respect to the shares of PHI Common Stock and, subject to Section 2.11 hereof, PHI Series A Preferred Stock, the right to receive which is represented thereby, until the surrender of such Certificate in accordance with this Section 2.10.

2.10.5    No Further Ownership Rights in SGT Common Stock. All shares of PHI Common Stock, and, subject to Section 2.11 hereof, shares of PHI Series A Preferred Stock (or the shares of PHI Common Stock issuable upon conversion thereof) issued upon the surrender of the Certificates in accordance with the terms of this Section 2, shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to SGT Common Stock theretofore represented by such Certificates.

2.10.6    No Liability. None of the Parties shall be liable to any Person in respect of any shares of PHI Common Stock and PHI Series A Preferred Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the first (1st) anniversary of the Closing, any such shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of PHI, free and clear of all claims or interests of any Person previously entitled thereto.

2.11          PHI Series A Preferred Stock.

2.11.1    Delivery to the Escrow Agent. At the Closing, PHI shall deliver to the Escrow Agent the shares of PHI Series A Preferred Stock which the SGT Stockholders are entitled to receive pursuant to the provisions of Section 2.9 hereof (the “Escrow Shares”). The Escrow Shares will be held by the Escrow Agent and released to PHI or the SGT Stockholders pursuant to the terms and conditions of this Section 2.11 and that certain Escrow Agreement by and among PHI, the SGT Representative, the Investor Representative and the Escrow Agent in the form attached hereto as Exhibit G (the “Escrow Agreement”).

2.11.2    Vesting of the Escrow Shares. In the event that, during the Vesting Period, the Surviving Corporation (a) (i) recognizes at least $3,250,000 in Net Sales and (ii) recognizes at least $950,000 in Gross Profits (in each case as determined in accordance with Section 2.11.3 hereof), then one hundred percent (100%) of the Escrow Shares shall vest and the Investor Representative and the SGT Representative shall instruct the Escrow Agent to deliver to each of the SGT Stockholders the Escrow Shares that such SGT Stockholder is entitled to receive pursuant to Section 2.9 hereof, and (b) (i) recognizes less than $3,250,000 in Net Sales and/or (ii) recognizes less than $950,000 in Gross Profits (in each case as determined in accordance with Section 2.11.3 hereof), then none of the Escrow Shares shall vest and the Investor Representative and the SGT Representative shall instruct the Escrow Agent to deliver the Escrow Shares to PHI. In the event that the Escrow Shares are delivered to PHI in accordance with Section 2.11.2(b) hereof, then the Escrow Shares shall be cancelled and the SGT Stockholders shall not be entitled to any claim whatsoever with respect to the Escrow Shares.

2.11.3    Vesting Calculations. Within thirty (30) days following the end of the Vesting Period, the SGT Representative shall provide to the Investor Representative a detailed calculation of the Net Sales and Gross Profits for the Vesting Period (the “Vesting Calculations”). In reviewing the Vesting Calculations, the Investor Representative will have the right to communicate with the SGT Representative, PHI and the Surviving Corporation, and, upon reasonable notice to PHI, the Surviving Corporation or the SGT Representative, as applicable, review the relevant books, records and documents of PHI and the Surviving Corporation and any documents that the SGT Representative prepared or reviewed in determining the Vesting Calculations for such period, all to the extent reasonably required for the Investor Representative to complete a reasonable review of the Vesting Calculations. Within thirty (30) days after delivery of the Vesting Calculations to the Investor Representative, the Investor Representative will, by written notice to the SGT Representative (the “Investor Representative Notice”), either accept it as prepared by the SGT Representative or object or propose adjustments thereto. If the Investor Representative accepts the Vesting Calculations as prepared by the SGT Representative, or fails to provide an Investor Representative Notice within such thirty (30)-day period, then the Vesting Calculations as submitted by the SGT Representative shall be deemed final and binding on the Investor Representative and the SGT Representative. If the Investor Representative objects or proposes adjustments to the Vesting Calculations, the Investor Representative Notice shall specify, in reasonable detail, the amount of each proposed adjustment, the item to which such proposed adjustment relates, and the facts and circumstances supporting the adjustment. The Investor Representative and the SGT Representative shall then meet and each will make a good faith effort to reconcile the proposed adjustments. If the proposed adjustments have not been reconciled within thirty (30) days of the delivery of the Investor Representative Notice, or such longer period upon which the Investor Representative and the SGT Representative shall agree (the “Reconciliation Period”), then such proposed adjustments shall be submitted to the Auditor. The SGT Representative shall deliver to the Investor Representative, within fifteen (15) days after the expiration of the Reconciliation Period, a list of three (3) independent auditors (the “Auditor”). Within fifteen (15) days of its receipt of such list, the Investor Representative shall select therefrom one (1) Auditor, which Auditor shall resolve the disputed Vesting Calculations. If the SGT Representative fails to deliver a list of three (3) Auditors to the Investor Representative within the requisite fifteen (15)-day period, the Investor Representative shall be empowered to select the Auditor, and the written determination of such Auditor as to the Vesting Calculations shall be final, conclusive and binding upon the Investor Representative and the SGT Representative. The Auditor shall consider all opinions and relevant evidence submitted to it by the Investor Representative and the SGT Representative, or otherwise obtained by it, and the Auditor shall set forth its determination in writing, together with its opinion and the considerations upon which the opinion is based, with a signed counterpart to be delivered to the Investor Representative and the SGT Representative within thirty (30) days of the commencement of the audit proceedings. PHI, the Surviving Corporation, the Investor Representative and the SGT Representative shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Auditor. The written opinion of the Auditor as to the Vesting Calculations shall be final, conclusive and binding upon the Investor Representative and the SGT Representative for all purposes of this Agreement. The fees and expenses of the Auditor in connection with resolving the disputed Vesting Calculations shall be borne by PHI.

3.      Representations and Warranties OF SGT.

SGT represents and warrants to PHI as follows:

3.1              Organization, Standing and Corporate Power. SGT is a corporation validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to carry on its business as now being conducted and currently contemplated to be conducted. SGT is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on SGT.

3.2              No Subsidiaries. SGT does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, business association, joint venture or other entity.

3.3              Capital Structure. The authorized capital stock of SGT consists of 200 shares, par value $0.01 per share, all of which are designated as SGT Common Stock, and all of which are issued and outstanding. Except as set forth above, no shares or other equity securities of SGT are issued, reserved for issuance or outstanding. All outstanding shares of SGT are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of SGT having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of SGT may vote. Exhibit H attached hereto sets forth the outstanding capitalization of SGT, including a list of all holders of SGT Common Stock and their respective holdings. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which SGT is a party or by which it is bound obligating SGT to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity or voting securities of SGT or obligating SGT to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of SGT to repurchase, redeem or otherwise acquire or make any payment in respect of any securities of SGT. There are no agreements or arrangements pursuant to which SGT is or could be required to register SGT Common Stock or other securities under the Securities Act, or other agreements or arrangements with or among any security holders of SGT with respect to securities of SGT.

3.4              Authority. SGT has the requisite corporate and other power and authority to enter into this Agreement and, subject to obtaining the SGT Stockholders’ Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SGT and the consummation by SGT of the transactions contemplated hereby have been duly authorized by the Board of Directors of SGT; the Board of Directors of SGT has recommended adoption of this Agreement by the SGT Stockholders; and no other corporate proceedings on the part of SGT or the SGT Stockholders are necessary to authorize the execution, delivery and performance of this Agreement by SGT and the consummation by SGT of the transactions contemplated hereby, other than obtaining the SGT Stockholders’ Approval. This Agreement has been duly executed and delivered by SGT and constitutes a valid and binding obligation of SGT, enforceable against SGT in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.5              Non-Contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of SGT under, (a) the Articles of Incorporation or Bylaws, each as amended to date, of SGT, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to SGT, its properties or assets, or (c) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to SGT, its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to SGT in connection with the execution and delivery of this Agreement by SGT or the consummation by SGT of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Articles of Merger and other appropriate merger documents required by the NRS with the Secretary of State.

3.6              Financial Statements. SGT has provided PHI with the following financial statements of SGT (collectively the “SGT Financial Statements”): unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended December 31, 2011. The SGT Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, present fairly the financial condition of SGT as of such date and the results of operations of SGT for such period, are correct and complete, and are consistent with the books and records of SGT. Since December 31, 2011, SGT has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

3.7              No Undisclosed Liabilities. SGT does not have any liabilities or obligations required by applicable accounting rules to be shown in financial statements (whether absolute, contingent or otherwise), which are not adequately reflected or provided for in the SGT Financial Statements, except for liabilities and obligations (a) that have been incurred since the date of the most recent balance sheet included in the SGT Financial Statements in the ordinary course of business and are not (singly or in the aggregate) material to SGT’s business, and (b) not due and payable or to be performed or satisfied after the date hereof under any material contract that SGT is a party to in accordance with their terms, in each case which are not (singly or in the aggregate) material to SGT’s business.

3.8              Absence of Certain Changes or Events. Since December 31, 2011, SGT has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (a) any Material Adverse Effect with respect to SGT; (b) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have or give rise to a Material Adverse Effect with respect to SGT; or (c) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of SGT to consummate the transactions contemplated by this Agreement.

3.9              Legal Proceedings. There is no material suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of SGT, threatened against, relating to or involving SGT, or real or personal property of SGT, before any Governmental Entity or other third party. To the knowledge of SGT, there is no basis for any such suit, action, proceeding or investigation.

3.10          Compliance with Law. To the knowledge of SGT, SGT is in compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities. SGT has not been charged with and, to the knowledge of SGT, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity. SGT is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

3.11          Benefit Plans. SGT does not currently sponsor, maintain or contribute to any Benefit Plans.

3.12          Certain Service Provider Payments. SGT is not a party to any employment, contractor or consultant agreement which could result in the payment to any current, former or future director, employee, contractor or consultant of SGT of any money or other property or rights or accelerate or provide any other rights or benefits to any such director, employee, contractor or consultant as a result of the transactions contemplated by this Agreement, whether or not (a) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

3.13          Tax Returns and Tax Payments. SGT is not subject to any liabilities or claims for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the SGT Financial Statements or those incurred since the date of the most recent balance sheet included in the SGT Financial Statements in the ordinary course of business. SGT has duly filed when due all Tax Returns in connection with and in respect of its business, assets, employees, contractors and consultants, and has timely paid and discharged all amounts shown as due thereon. SGT has made available to PHI accurate and complete copies of all of its Tax Returns for all periods, except those periods for which returns are not yet due. SGT has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Entity any contract or other agreement now in effect extending the period for assessment or collection of any Taxes against it. There are no Liens for Taxes upon, pending against or threatened against, any asset of SGT, other than Liens for Taxes not yet due and payable. SGT is not subject to any Tax allocation or sharing agreement.

3.14          Contracts and Commitments. To the knowledge of SGT, there are no existing defaults or breaches of SGT under any material contract to which SGT is a party (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the knowledge of SGT, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any such contracts.

3.15          Personal Property. SGT has good, clear and marketable title to all the tangible properties and tangible assets reflected in SGT’s latest balance sheet as being owned by SGT or acquired after the date thereof which are, individually or in the aggregate, material to SGT’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens. All equipment and other items of tangible personal property and assets of SGT (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and (b) are usable in the regular and ordinary course of SGT’s business.

3.16          Real Property. SGT does not own any real property. SGT has a valid leasehold interest in all real property that it leases, and such leases are in full force and effect. The improvements and fixtures on such real property leased by SGT are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

3.17          Intellectual Property Rights.

3.17.1    SGT owns or has the right to use pursuant to an enforceable contract all Intellectual Property necessary or desirable to operate the SGT businesses as currently conducted and as currently proposed to be conducted (the “SGT Intellectual Property”). Each item of SGT Intellectual Property owned or used immediately prior to the Closing will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing. SGT has taken all necessary and desirable action to maintain and protect each item of SGT Intellectual Property.

3.17.2    With respect to each such item of SGT Intellectual Property:

(a)    SGT possesses all right, title, and interest in and to the item, free and clear of any Encumbrance;

(b)   the item is not subject to any order, judgment, decree or injunction of any Governmental Entity; and

(c)    no action or proceeding is pending or, to the best of SGT’s knowledge, threatened (and to the best of SGT’s knowledge there is no basis therefor) which challenges the enforceability, use, or ownership of the item.

3.17.3    To the best of SGT’s knowledge, the SGT Intellectual Property does not interfere with, infringe upon, misappropriate, or otherwise violate or come into conflict with any other Person’s Intellectual Property, and SGT has never received any notice alleging any such interference, infringement, misappropriation, violation, or conflict (including any claim that SGT must license or refrain from using any other Person’s Intellectual Property). No third Person has any Intellectual Property that interferes or would be likely to interfere with SGT’s use of any SGT Intellectual Property. The SGT Intellectual Property will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of any other Person as a result of the continued operation by SGT of its businesses as currently conducted and as currently proposed to be conducted. No other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any SGT Intellectual Property.

3.18          No Guaranties. None of the obligations or liabilities of SGT incurred in connection with the operation of its business is guaranteed by or subject to a similar contingent obligation of any other Person. SGT has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of SGT or any of its Affiliates.

3.19          Licenses. SGT owns or possesses all of the material Licenses which are necessary to enable it to carry on its business as presently conducted. All such Licenses are valid, binding, and in full force and effect. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any such License.

3.20          Records. The books of account, corporate records and minute books of SGT are complete and correct in all material respects. Complete and accurate copies of all such books of account, corporate records and minute books and of the stock register of SGT have been made available to PHI.

3.21          No Brokers or Finders. SGT has not, and its Affiliates, officers, directors, employees, contractors and consultants have not, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereby.

3.22          Board Recommendation. The Board of Directors of SGT has unanimously determined that the terms of the Merger are fair to and in the best interests of the SGT Stockholders and recommended that the SGT Stockholders approve the Merger.

3.23          Disclosure. Neither this Agreement, nor exhibit to this Agreement, nor any other statements, documents or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.

3.24          Required SGT Vote. The affirmative vote of the holders of a majority of the shares of SGT Common Stock is the only vote of the holders of any class or series of SGT’s securities necessary to approve the Merger (the “SGT Stockholders’ Approval”).

3.25          Regulatory Permits. SGT possess all certificates, authorizations and permits issued by the appropriate Governmental Agencies necessary to conduct its business, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and SGT has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

3.26          Indebtedness. The principal amount of all indebtedness incurred by SGT on or prior to December 31, 2011, plus all unpaid interest accrued thereon through and including the Closing Date, shall not exceed, in the aggregate, $500,000.00.

4.      REPRESENTATIONS AND WARRANTIES OF PHI AND MERGERCO.

PHI and MergerCo, jointly and severally, represent and warrant to SGT as follows:

4.1              Organization, Standing and Corporate Power. PHI is validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as now being conducted. MergerCo is validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to carry on its business as now being conducted.

4.2              Capital Structure.

4.2.1        The authorized capital stock of PHI consists of 1,000,000,000 shares of PHI Common Stock, 151,143,383 of which are issued and outstanding as of the date of this Agreement, and 10,000,000 shares of PHI Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. All outstanding shares of capital stock of PHI are duly authorized, validly issued, fully paid and non-assessable, not subject to preemptive rights and issued in compliance with all applicable state and federal laws concerning the issuance of securities.

4.2.2        The authorized capital stock of MergerCo consists of one thousand (1,000) shares of Common Stock, par value $0.0001 per share, one hundred (100) shares of which are issued and outstanding as of the date of this Agreement and held by PHI. All outstanding shares of capital stock of MergerCo are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of MergerCo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of MergerCo’s Common Stock may vote. Other than as provided in this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which MergerCo is a party or by which MergerCo is bound obligating MergerCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of MergerCo or obligating MergerCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of MergerCo or obligating MergerCo to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

4.3              Authority. Each of PHI and MergerCo has the requisite corporate and other power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of PHI and MergerCo and the consummation by PHI and MergerCo of the transactions contemplated hereby have been duly authorized by the Board of Directors of PHI and MergerCo and PHI as the sole stockholder of MergerCo, and no other corporate proceedings on the part of PHI or MergerCo are necessary to authorize the execution, delivery and performance of this Agreement by PHI and the consummation by PHI and MergerCo of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of PHI and MergerCo and constitutes a valid and binding obligation of each of PHI and MergerCo, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.4              Non-Contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of either PHI or MergerCo under, (a) the Certificate of Incorporation, Articles of Incorporation or Bylaws, each as amended to date, of PHI or MergerCo, as applicable, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to PHI or MergerCo, their respective properties or assets, or (c) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to PHI or MergerCo, their respective properties or assets, other than, in the case of clauses (b) and (c), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have either a Material Adverse Effect on PHI or MergerCo or could not prevent, hinder or delay the ability of PHI or MergerCo to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to PHI or MergerCo in connection with the execution and delivery of this Agreement by PHI or MergerCo or the consummation by PHI and MergerCo of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Transaction 8-K, 14f-1 Information Statement and other appropriate documents with the SEC, the filing of the Articles of Merger and other appropriate merger documents required by the NRS with the Secretary of State, the filing of the Certificate of Designation with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which PHI is qualified to do business.

4.5              SEC Documents.

4.5.1        For all periods subsequent to March 9, 2011, PHI has filed all reports, schedules, forms, statements and other documents as required by the SEC in a timely basis (or has received a valid extension of such time of filing and has filed any such reports or other documents prior to the expiration of any such extension), and PHI has delivered or made available to SGT all reports, schedules, forms, statements and other documents filed with or furnished to the SEC during such period (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “PHI SEC Documents”). The consolidated financial statements of PHI included in such PHI SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), have been reviewed by an independent accountant registered with the Public Company Accounting Oversight Board and fairly and accurately present the consolidated financial position of PHI as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by PHI’s independent accountants, which are not expected to have a material adverse effect on PHI and its business).

4.5.2        The PHI SEC Documents include all certifications and statements required of it, if any, by (a) Rule 13a-14 or 15d-14 under the Exchange Act, and (b) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither PHI nor any of its officers has received any notice from the SEC or any other Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

4.5.3        PHI is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to PHI.

4.6              OTCQB Quotation. PHI Common Stock is quoted on the “orange” level of www.pinksheets.com (i.e., the OTCQB market) (“OTCQB”). There is no action or proceeding pending or, to PHI’s knowledge, threatened against PHI by NASDAQ or FINRA with respect to any intention by such entities to prohibit or terminate the quotation of PHI Common Stock on the OTCQB.

4.7              Compliance with Law. To the knowledge of PHI, PHI is in compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities. PHI has not been charged with and, to the knowledge of PHI, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity. PHI is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

4.8              Information Supplied. The 14f-1 Information Statement filed by PHI with the SEC under the Exchange Act relating to the transactions contemplated hereby, and any other documents to be filed with the SEC in connection with the Merger, will comply as to form in all material respects with the Exchange Act.

4.9              Tax Returns and Tax Payments. PHI is not subject to any liabilities or claims for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the financial statements included in the PHI SEC Documents or those incurred since the date of the most recent balance sheet included in the PHI SEC Documents in the ordinary course of business. PHI has duly filed when due all Tax Returns in connection with and in respect of its business, assets, employees, contractors and consultants, and has timely paid and discharged all amounts shown as due thereon. PHI has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Entity any contract or other agreement now in effect extending the period for assessment or collection of any Taxes against it. There are no Liens for Taxes upon, pending against or threatened against, any asset of PHI. PHI is not subject to any Tax allocation or sharing agreement.

4.10          Records. The books of accounts, corporate records and minute books of PHI and MergerCo are complete and correct in all material respects.

4.11          MergerCo. MergerCo has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, MergerCo has not conducted any business activities and does not have any material liabilities.

4.12          Conversion Shares. The shares of PHI Common Stock issuable upon conversion of the Escrow Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Designation, and subject to Section 2.11 hereof, will be validly issued, fully paid and nonassessable shares of PHI Common Stock.

4.13          No Brokers or Finders. Neither PHI, MergerCo, nor their respective Affiliates, officers, directors, employees, contractors or consultants have, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereby.

4.14          Board Recommendation. The Board of Directors of PHI has unanimously determined that the terms of the Merger are fair to and in the best interests of the stockholders of PHI and no vote of the holders of shares of PHI Common Stock or any other PHI security holder is necessary to approve the Merger.

4.15          Legal Proceedings. There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of PHI, threatened against, relating to or involving PHI, or real or personal property of PHI, before any Governmental Entity or other third party. To the knowledge of PHI, there is no basis for any such suit, action, proceeding or investigation.

4.16          Indebtedness. The principal amount of all indebtedness incurred by PHI on or prior to December 31, 2011, plus all unpaid interest accrued thereon through and including the Closing Date, shall not exceed, in the aggregate, $500,000.00.

5.      Covenants Relating to Conduct of Business Prior to Merger.

5.1              Conduct of SGT, PHI and MergerCo. Except as expressly permitted by this Agreement, between the date of this Agreement and the Effective Time, each of PHI and SGT shall conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, and use all its reasonable efforts to preserve intact its present business organization and employees, contractors and consultants and to preserve the goodwill of Persons with which it has business relations. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, between the date of this Agreement and the Effective Time, (a) each of PHI and SGT shall pay accounts payable and pay and perform other obligations of its business when they become due and payable in the ordinary course of business consistent with past practice, or when required to be performed, as the case may be, and (b) each of PHI, MergerCo and SGT shall (unless otherwise mutually agreed to in writing):

5.1.1        not amend or alter its certificate of incorporation, bylaws, or similar charter documents other than (a) pursuant to a short form merger to change PHI’s corporate name and (b) the filing of the Certificate of Designation with the Delaware Secretary of State;

5.1.2        not engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any Lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Effective Time other than with respect to the transaction contemplated under the Securities Purchase and Exchange Agreement;

5.1.3        not sell, exchange, lease, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

5.1.4        not (a) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital shares, (b) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (c) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than in connection with a short form merger to change PHI’s corporate name, or (d) directly or indirectly redeem, repurchase or otherwise acquire any capital shares or any option with respect thereto, except for repurchases in connection with an existing option plan agreement that result from a participant’s use of such Party’s common stock to exercise options or pay withholding taxes in connection with such exercise;

5.1.5        not fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees, contractors and consultants (except as expressly provided herein) and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

5.1.6        not organize any Subsidiary or acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

5.1.7        with respect to SGT, not enter into any material amendment, supplement or waiver in respect of any material contract that SGT is party to, except in the ordinary course of business consistent with past practice;

5.1.8        not incur any severance pay obligation by reason of this Agreement or the transactions contemplated hereby;

5.1.9        not grant or extend any power of attorney other than in the ordinary course of business which does not affect a material part of its business;

5.1.10    keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

5.1.11    not make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP;

5.1.12    promptly advise the other Party in writing of any Material Adverse Effect with respect to it;

5.1.13    not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, by licensing or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

5.1.14    with respect to SGT, not make any expenditure or enter into any commitment or transaction exceeding $10,000 other than purchases in the ordinary course of business consistent with past practices and other than payments of accounts payable that are settled by payments not in excess of the amounts owed; or

5.1.15    not agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing.

5.2              Advise of Changes. Each Party shall promptly advise the other Party in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of SGT contained in Section 3 hereof or PHI or MergerCo contained in Section 4 hereof untrue or inaccurate such that the conditions set forth in Sections 7.2 or 7.3 hereof would not be satisfied, (b) any breach of any covenant or obligation of SGT or PHI or MergerCo pursuant to this Agreement such that the condition set forth in Sections 7.2 or 7.3 hereof would not be satisfied, (c) any Material Adverse Effect in SGT or PHI, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on SGT or PHI or cause any of the conditions set forth in Sections 7.2 or 7.3 hereof not to be satisfied.

5.3              SEC Reports. PHI shall (a) cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by PHI between the date of this Agreement and the Effective Time to be filed in a timely manner and (b) remain a “reporting person” for the purposes of the Exchange Act.

6.      Additional Agreements.

6.1              Directors and Officers of PHI. At the Closing, the current Board of Directors of PHI shall deliver duly adopted resolutions to: (a) set the size of PHI’s Board of Directors to five (5) members effective as of the Closing; (b) appoint Sterling C. Scott to fill one of the vacancies on the Board of Directors of PHI caused by such increase in the size of PHI’s Board of Directors; (c) appoint (i) Sterling C. Scott to serve as the Executive Chairman, Chief Executive Officer, President, Chief Financial Officer and Secretary of PHI, and (ii) Craig Ellins as Vice Chairman of the Board of Directors of PHI, and (d) accept the resignations of the current officers of PHI and the directors of PHI (other than Craig Ellins) effective as of the Closing. At the Closing, the current officers of PHI and the directors of PHI (other than Craig Ellins) shall deliver their resignations, as appropriate, as officers and directors of PHI to be effective upon the Closing (the “Resignations”). Prior to the Closing, SGT shall deliver or cause to be delivered to PHI completed and signed director and officer questionnaires (the “Questionnaires”) for Sterling C. Scott. The foregoing designations of the Board of Directors and the officers to be appointed at the Closing shall be subject to PHI’s receipt of the completed and signed Questionnaires (the “D&O Information”).

Further Board Provisions; Schedule 14f-1 Information Statement. After the Closing Date, PHI shall appoint two (2) additional SGT designees to the Board of Directors of PHI (the “Additional SGT Designees”). Such appointment shall be subject to (a) PHI’s receipt of completed and signed Questionnaires for the Additional SGT Designees and (b) applicable regulatory requirements, including the preparation, filing and distribution to PHI’s stockholders of the 14f-1 Information Statement. PHI shall prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act (the “14f-1 Information Statement”) in connection with the change of control to be effectuated by the appointment of the Additional SGT Designees to the Board of Directors of PHI, and the completion of the requisite waiting period following such filing and distribution.

6.3              Transaction Form 8-K. At least five (5) days prior to the Closing, the Parties shall prepare the Form 8-K announcing the Closing, which shall include all information required by such form (the “Transaction Form 8-K”), which shall be in a form reasonably acceptable to PHI and in a format acceptable for EDGAR filing. Prior to the Closing, the Parties shall prepare the press release announcing the consummation of the transactions contemplated by this Agreement (the “Press Release”). At the Closing, PHI shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

6.4              Required Information. In connection with the preparation of the Transaction Form 8-K, the 14f-1 Information Statement and Press Release, and for such other reasonable purposes, each Party shall, upon request by the others, furnish the others with all information concerning themselves, their respective directors, officers, managers, managing members, stockholders and members (including the directors and officers of PHI to be elected effective as of the Closing pursuant to Section 6.1 hereof) and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of each Party to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. Each Party warrants and represents to the other Parties that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.5              Confidentiality; Access to Information.

6.5.1        Confidentiality. Any confidentiality agreement or letter of intent previously executed by the Parties shall be superseded in its entirety by the provisions of this Agreement. Each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (a) information which was known to a Party or its agents prior to receipt from another Party; (b) information which is or becomes generally known; (c) information acquired by a Party or its agents from a third party who was not bound to an obligation of confidentiality; and (d) disclosure required by law. In the event this Agreement is terminated as provided in Section 8 hereof, each Party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the transactions contemplated hereby.

6.5.2        Access to Information.

(a)                SGT will afford PHI and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of SGT during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of SGT as PHI may reasonably request. No information or knowledge obtained by PHI in any investigation pursuant to this Section 6.5.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated hereby.

(b)               PHI will afford SGT and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of PHI during the period prior to the Closing to obtain all information concerning the business of PHI, as SGT may reasonably request. No information or knowledge obtained by SGT in any investigation pursuant to this Section 6.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transaction.

6.6              No Solicitation. Other than with respect to the transactions contemplated hereby, each Party agrees that neither of them nor any of their officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and other representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (a) a merger, reorganization, share exchange, consolidation or similar transaction involving them, (b) any sale, lease, exchange, mortgage, pledge, transfer or purchase of all or substantially all of the assets or equity securities of them, taken as a whole, in a single transaction or series of related transactions or (c) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of PHI Common Stock (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Each Party further agrees that neither of them nor any of their officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Each Party agrees that they will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each Party agrees that they will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.6.

6.7              Public Disclosure. Except to the extent previously disclosed or to the extent the Parties believe that they are required by applicable law or regulation to make disclosure, prior to the Closing, no Party shall issue any statement or communication to the public regarding the transactions contemplated by this Agreement without the consent of the other Parties, which consent shall not be unreasonably withheld. To the extent a Party believes it is required by law or regulation to make disclosure regarding such transactions, it shall, if possible, immediately notify the other Parties prior to such disclosure. Notwithstanding the foregoing, the Parties agree that (a) PHI will prepare and file the Transaction Form 8-K pursuant to the Exchange Act in a form reasonably acceptable to each Party to report the execution of this Agreement and (b) any Party may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D.

6.8              Reasonable Efforts; Notification.

6.8.1        Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 7 hereof to be satisfied, (b) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, notices and filings (including registrations, declarations, notices and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (e) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each Party, and its respective Board of Directors, officers and stockholders shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use their commercially reasonable efforts to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require any of the Parties to agree to any divestiture by itself or any of its affiliates of shares of capital stock, membership interests or ownership interest or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.8.2        SGT shall give prompt notice to PHI upon becoming aware that any representation or warranty made by them contained in this Agreement has become untrue or inaccurate, or of any failure of SGT to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement, in each case, such that the conditions set forth in Section 7 hereof would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.8.3        PHI shall give prompt notice to SGT upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of PHI to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.9              Treatment as a Reorganization. Consistent with the intent of the Parties, each of SGT and PHI shall treat, and cause its Affiliates to so treat, the Merger as a reorganization under Section 368(a) of the Code with respect to all Tax Returns, to the extent consistent with law.

6.10          Merger Expenses. Immediately prior to the Closing, PHI shall have no accounts payable with respect to the period between the date hereof and the Closing (other than in the ordinary course of business).

6.11          SGT Stockholder Approval. SGT shall, as promptly as practicable, duly submit this Agreement and the transactions contemplated by this Agreement to the SGT Stockholders for approval and adoption. In connection with the Merger, this Agreement and the other transactions contemplated hereby, the Board of Directors of SGT shall (a) recommend to the SGT Stockholders that they consent to, and use all commercially reasonable efforts to obtain the approvals by the SGT Stockholders, of the Merger, this Agreement and the other transactions contemplated hereby, and (b) otherwise comply with all requirements of applicable law and SGT’s Articles of Incorporation and Bylaws, each as amended to date, in connection with obtaining the SGT Stockholders’ Approval.

6.12          Representatives.

6.12.1    Investor Representative.

(a)                The Parties hereby agree that W-net Fund I, L.P. shall be the Investor Representative. Except as set forth herein, the Investor Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder, but will be entitled to the payment of all of its expenses incurred as the Investor Representative to be paid by PHI.

(b)               In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the obligations required to be performed by the Investor Representative hereunder or thereunder, (i) the Investor Representative will not assume any, and will incur no, liability whatsoever to any Person because of any error in judgment or other act or omission performed or omitted in good faith hereunder or in connection with this Agreement, and (ii) the Investor Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Investor Representative pursuant to such advice will not subject the Investor Representative to liability to any Person.

(c)                PHI shall indemnify the Investor Representative and hold the Investor Representative harmless against any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Investor Representative and arising out of, or in connection with, the acceptance or administration of the Investor Representative’s duties hereunder, including the fees and expenses of any legal counsel, accountant or other professional advisor retained by the Investor Representative. The Investor Representative will be entitled to the advancement and reimbursement by PHI of costs and expenses incurred by, or on behalf of, the Investor Representative in the performance of its duties hereunder, including the fees and expenses of any legal counsel.

6.12.2    SGT Representative.

(a)                The Parties hereby agree that Sterling C. Scott shall be the SGT Representative. Except as set forth herein, the SGT Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder, but will be entitled to the payment of all of its expenses incurred as the SGT Representative to be paid by PHI.

(b)               In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the obligations required to be performed by the SGT Representative hereunder or thereunder, (i) the SGT Representative will not assume any, and will incur no, liability whatsoever to any Person because of any error in judgment or other act or omission performed or omitted in good faith hereunder or in connection with this Agreement, and (ii) the SGT Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the SGT Representative pursuant to such advice will not subject the SGT Representative to liability to any Person.

(c)                PHI shall indemnify the SGT Representative and hold the SGT Representative harmless against any loss, liability or expense incurred without willful misconduct or bad faith on the part of the SGT Representative and arising out of, or in connection with, the acceptance or administration of the SGT Representative’s duties hereunder, including the fees and expenses of any legal counsel, accountant or other professional advisor retained by the SGT Representative. The SGT Representative will be entitled to the advancement and reimbursement by PHI of costs and expenses incurred by, or on behalf of, the SGT Representative in the performance of its duties hereunder, including the fees and expenses of any legal counsel.

7.      Conditions Precedent.

7.1              Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following condition:

7.1.1        No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

7.2              Conditions to Obligations of PHI. The obligations of PHI to effect the Merger are further subject to the following conditions:

7.2.1        Representations and Warranties. The representations and warranties of SGT set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.2.2        Performance of Obligations of SGT. SGT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.2.3        No Material Adverse Effect. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on SGT.

7.2.4        Consents, etc. PHI shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

7.2.5        Stockholders’ Approval. The SGT Stockholders’ Approval shall have been obtained.

7.2.6        No Dissenters. No SGT Stockholders shall have dissented to the Merger or be entitled to exercise dissenters’ rights in connection with the Merger.

7.2.7        No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.2.8        D&O Information. SGT shall have caused the director nominees to deliver the Questionnaires in a timely manner, and the D&O Information shall be acceptable to PHI.

7.2.9        Exchange of SGT Indebtedness. All outstanding indebtedness of SGT due and owing to any Affiliate of SGT or to any “related person” (as such term is defined in Item 404(a) of Regulation S-K as promulgated by the SEC) of SGT shall have been exchanged into secured indebtedness of PHI pursuant to, and in accordance with, the Securities Purchase and Exchange Agreement.

7.2.10    Officer’s Certificate. PHI shall have received an officer’s certificate, substantially in the form of Exhibit C, duly executed on SGT’s behalf.

7.2.11    Secretary’s Certificate. PHI shall have received a Secretary’s certificate, substantially in the form of Exhibit D, duly executed on SGT’s behalf.

7.2.12    Voting Agreement. The Voting Agreement, substantially in the form of Exhibit I, shall have been executed and delivered by the requisite parties thereto.

7.2.13    Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the requisite parties thereto.

7.3              Conditions to Obligation of SGT. The obligation of SGT to effect the Merger is further subject to the following conditions:

7.3.1        Representations and Warranties. The representations and warranties of PHI set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.3.2        Performance of Obligations of PHI. PHI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.3.3        No Material Adverse Effect. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on PHI.

7.3.4        No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.3.5        Resignations. PHI shall deliver to SGT the Resignations, as required by Section 6.1 hereof.

7.3.6        Filing of Certificate of Designation. The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware.

7.3.7        Officer’s Certificate. SGT shall have received an officer’s certificate, substantially in the form of Exhibit E, duly executed on PHI’s behalf.

7.3.8        Secretary’s Certificate. SGT shall have received a Secretary’s certificate, substantially in the form of Exhibit F, duly executed on PHI’s behalf.

7.3.9        Voting Agreement. The Voting Agreement, substantially in the form of Exhibit I, shall have been executed and delivered by the requisite parties thereto.

7.3.10    Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the requisite parties thereto.

8.      Termination.

8.1              Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

8.1.1        by mutual written consent of PHI and SGT;

8.1.2        by either PHI or SGT if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

8.1.3        by either PHI or SGT if the Merger shall not have been consummated on or before April 30, 2012 (other than as the sole result of the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

8.1.4        by PHI if a Material Adverse Effect shall have occurred relative to SGT;

8.1.5        by PHI, if SGT materially breaches any of its representations and warranties contained in this Agreement or willfully fails to perform in any material respect any of its material obligations under this Agreement, which failure or breach is not cured within ten (10) days after PHI has notified SGT of its intent to terminate this Agreement pursuant to this Section 8.1.6;

8.1.6        by SGT, if a Material Adverse Effect shall have occurred relative to PHI; and

8.1.7        by SGT, if PHI materially breaches any of its representations and warranties contained in this Agreement or willfully fails to perform in any material respect any of its material obligations under this Agreement, which failure or breach is not cured within ten (10) days after SGT has notified PHI of its intent to terminate this Agreement pursuant to this Section 8.1.8.

8.2              Effect of Termination. In the event of termination of this Agreement by either SGT or PHI as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of PHI or SGT, other than as provided in Section 6.5.1, Section 6.10, Section 6.12 hereof, Section 8.3 and this Section 8.2.

8.3              Return of Documents. In the event of termination of this Agreement for any reason, PHI and SGT will return to the other Party all of the other Party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated under this Agreement, whether obtained before or after execution of this Agreement. PHI and SGT will not use any information so obtained from the other Party for any purpose and will take all reasonable steps to have such other Party’s information kept confidential.

9.      POST-CLOSING COVENANTS.

9.1              SGT acknowledges that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, PHI would not enter into this Agreement. SGT acknowledges and agrees that the failure by PHI or SGT to satisfy, perform and comply with the covenants set forth in this Section 9.1 (the “Post-Closing Covenants”) following the Closing will have a material adverse effect on PHI. During the period beginning upon the Closing and ending on the first (1st) anniversary of the Closing, each of SGT and PHI shall satisfy, perform, and comply with those of the following covenants as applicable:

9.1.1        PHI shall remain a Section 12(g) reporting company in compliance with and current in its reporting requirements under the Exchange Act, and remain quoted on, at a minimum, the OTCQB;

9.1.2        PHI and SGT shall respond in a timely manner, and to the satisfaction of the SEC, to any review or inquiry by the SEC to the Transaction Form 8-K;

9.1.3        PHI shall file within the statutory time limits any required filings or notifications with the SEC, FINRA and any other federal, state, foreign government or regulatory agency including any agency or organization with jurisdiction over any exchange on which PHI’s securities are listed or quoted, and SGT shall provide such information as PHI shall appropriately require to make such filings and notifications;

9.1.4        PHI shall pay, when due, all transfer agent fees, listing fees and any other fees the non-payment of which may adversely affect compliance with applicable laws and regulations (including securities laws and regulations) or the listing or quotation of PHI’s securities; and

9.1.5        Each of PHI and SGT shall file all tax returns of any kind in a timely manner, and pay, when due, all tax obligations of any kind or nature.

9.2              Other Provisions. Notwithstanding anything contained herein to the contrary, the provisions of this Section 9 and of Sections 2.11 and 6.12 hereof shall survive (and not be affected in any respect by) the Closing.

10.  SURVIVAL.

No representations and warranties except (a) as specifically set forth in provisions contained herein which contemplate the performance of any agreement or covenant by any party hereto after the Closing, and (b) the obligations of all parties hereto pursuant to Sections 2.9, 2.11 and 6.12 hereof, and no agreements and covenants, contained in or made pursuant to this Agreement by any party hereto shall survive the Closing. No claims or causes of action shall be made or instituted by any party hereto from and after the Closing (y) based upon any representation or warranty, or (z) based upon any agreement or covenant except for such agreement or covenant that shall have survived the Closing as described in the preceding sentence.

11.  General Provisions.

11.1          Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

11.2          Extension; Waiver. The parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party hereto. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

11.3          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

if to SGT, to: SG Technologies Corp

723 South Casino Center Blvd.

Las Vegas, Nevada 89101

Attn: Chief Executive Officer

Fax: (800) 770-9788

E-mail: sscott@stealthgrow.com

if to PHI or MergerCo, to: Phototron Holdings, Inc.

717 E. Gardena Blvd.

Gardena, California 90248

Attn: Chief Executive Officer

Fax: (818) 992-0202

E-mail: craig@cuubit.com

if to SGT Representative, to:	Sterling C. Scott 723 South Casino Center Blvd. Las Vegas, Nevada 89101 Fax: (800) 770-9788 Email: sscott@stealthgrow.com if to Investor Representative, to: W-Net Fund I, L.P.

12400 Ventura Blvd. Suite 327

Studio City, California 91604

Attn: David Weiner

Fax: (818) 474-7589

E-mail: dweiner@w-net.com

11.4          Interpretation. When a reference is made in this Agreement to a section or exhibit, such reference shall be to a section of, or an exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

11.5          Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. Except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

11.6          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.7          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

11.8          Enforcement. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court sitting in the State of California in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

11.9          Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.10      Exhibits. The exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

11.11      Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties hereto and delivered to the other parties hereto. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement and Plan of Merger as of the date first above written.

SGT:

SG Technologies Corp,
a Nevada corporation

By: /s/ Scott Sterling

Name: Sterling C. Scott

Title: Chief Executive Officer

PHI:

Phototron Holdings, Inc.,
a Delaware corporation

By: /s/ Craig Ellins

Name: Craig Ellins

Title: Chief Executive Officer

MERGERCO:

SGT Merger Corporation,
a Nevada corporation

By: /s/ Craig Ellins

Name: Craig Ellins

Title: Chief Executive Officer

[Signature pages continue]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement and Plan of Merger as of the date first above written.

INVESTOR REPRESENTATIVE:

W-net Fund I, L.P.,
a Delaware limited partnership

By: /s/ David Weiner

Name: David Weiner

Title: Manager of the General Partner

SGT REPRESENTATIVE:

/s/ Scott Sterling

Sterling C. Scott

INDEX OF EXHIBITS

Exhibits:

Exhibit A: Form of Certificate of Designation

Exhibit B: Form of Articles of Merger

Exhibit C: Form of SGT Officer’s Certificate

Exhibit D: Form of SGT Secretary’s Certificate

Exhibit E: Form of PHI Officer’s Certificate

Exhibit F: Form of PHI Secretary’s Certificate

Exhibit G: Form of Escrow Agreement

Exhibit H: Capitalization of SGT

Exhibit I: Form of Voting Agreement

EXHIBIT A

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

Delaware GENERAL CORPORATION LAW

The undersigned, Craig Ellins, does hereby certify that:

1. He is the President of Phototron Holdings, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue ten million (10,000,000) shares of preferred stock, of which none have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation, as amended, provides for a class of its authorized stock known as preferred stock, consisting of ten million (10,000,000) shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of three million (3,000,000) shares of preferred stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” shall mean the Corporation’s common stock, par value $0.0001 per share.

“Conversion Rate” shall have the meaning set forth in Section 5(a) hereof.

“Conversion Shares” shall have the meaning set forth in Section 5(a) hereof.

“Holder” shall mean a holder of Preferred Stock.

“Mandatory Conversion” shall have the meaning set forth in Section 5(a) hereof.

“Mandatory Conversion Date” shall have the meaning set forth in Section 5(a) hereof.

“Preferred Stock” shall have the meaning set forth in Section 2 hereof.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as “Series A Preferred Stock” (the “Preferred Stock”) and the number of shares so designated shall be three million (3,000,000) shares. Each share of Preferred Stock shall have a par value of $0.0001 per share.

Section 3. Dividends. The Holders shall be entitled to receive no dividends on the shares of Preferred Stock.

Section 4. Voting Rights. Except as otherwise required by law, the Preferred Stock shall have no voting rights.

Section 5. Mandatory Conversion.

(a) Conversion. Upon the earlier of (i) a date specified by written consent of (A) the Holders of a majority of the shares of Preferred Stock then outstanding and (B) W-Net Fund I, L.P., a Delaware limited partnership, and (ii) October __, 2013 (such date or the date specified in such written consent is referred to herein as the “Mandatory Conversion Date”), all of the issued and outstanding shares of Preferred Stock will immediately and automatically convert (a “Mandatory Conversion”) into shares of Common Stock (the “Conversion Shares”). Upon a Mandatory Conversion, the Holders will be entitled to receive Common Stock at the conversion rate of twenty-three (23) shares of fully paid and non-assessable Common Stock for every share of Preferred Stock (the “Conversion Rate”).

(b) Conversion Procedure. All Holders shall be sent written notice of the Mandatory Conversion Date and the place designated for the Mandatory Conversion, not less than ten (10) days prior to the anticipated date and time thereof. Upon receipt of such notice, each Holder shall surrender his, her or its certificate or certificates for all such shares of Preferred Stock (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, to be held by the Corporation. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5(a) hereof, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate on the Mandatory Conversion Date (notwithstanding the failure of any of the Holders to surrender the certificates at or prior to such date), except only the rights of the Holders, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5(b). As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(c) Adjustments to Conversion Rate and Reorganization. The Conversion Rate for the number of shares of Common Stock into which the Preferred Stock shall be converted on a Mandatory Conversion shall be subject to adjustment from time to time as hereinafter set forth:

(i) Stock Dividends; Recapitalization; Reclassification; Split-Ups. If, prior to the Mandatory Conversion Date, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on the Mandatory Conversion of Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(ii) Aggregation of Shares. If prior to the Mandatory Conversion Date, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the number of shares of Common Stock issuable on the Mandatory Conversion of the Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(iii) Recapitalization, Reclassification, Merger, Etc. If at any time or from time to time on or after the date hereof, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise, in any such event each Holder shall then have the right, upon a Mandatory Conversion, to convert such Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted as if the recapitalization, reclassification, merger, consolidation or change occurred immediately prior to the Mandatory Conversion Date. This Section 5(c)(iii) shall apply accordingly to any subsequent recapitalization, reclassification, merger, consolidation or other change.

In each case of an adjustment hereunder, the Corporation, at its expense, shall compute such adjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment, and shall mail such certificate, by first class mail, postage prepaid, to each Holder so requesting at the Holder’s address as shown in the Corporation’s books.

(d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each Holder of record at the address of such holder appearing on the books of the Corporation.

Section 6. No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

Section 7. Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all Holders by the affirmative written consent or vote of the Holders of a majority of the shares of Preferred Stock then outstanding.

Section 8. No Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares of Common Stock issuable upon conversion shall be determined on the basis of the total number of shares of Preferred Stock the Holder is converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

Section 9. Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

*********************

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name and on behalf of Phototron Holdings, Inc. on the __ day of April, 2012, and the statements contained herein are affirmed as true under penalty of perjury.

Craig Ellins, President

EXHIBIT B

FORM OF ARTICLES OF MERGER

(See attached)

EXHIBIT C

OFFICER’S CERTIFICATE

SG TECHNOLOGIES CORP

___________________, 2012

The undersigned, being the duly elected, qualified and acting Chief Executive Officer of SG Technologies Corp, a Nevada corporation (the “Company”), pursuant to Section 2.3.1(a) and Section 7.2.10 of that certain Agreement and Plan of Merger, dated March 21, 2012 (the “Merger Agreement”), by and among the Company, Phototron Holdings, Inc., a Delaware corporation (“PHI”), SGT Merger Corporation, a Nevada corporation and wholly-owned Subsidiary of PHI, W-Net Fund I, L.P., a Delaware limited partnership, and Sterling C. Scott, does hereby certify, for and on behalf of the Company, that:

1.      The representations and warranties of the Company set forth in the Merger Agreement are true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the date hereof as though made on and as of the date hereof, unless made as of another date, in which case they are true and correct in all material respects as of such date.

2.      The Company has performed in all material respects all obligations required to be performed by the Company under the Merger Agreement at or prior to the date hereof.

3.      Since the date of the Merger Agreement there has been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

4.      PHI has received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated under the Merger Agreement have been obtained.

5.      The SGT Stockholders’ Approval has been obtained.

6.      No SGT Stockholders have dissented to the Merger or are entitled to exercise dissenters’ rights in connection with the Merger.

7.      There is not pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

8.      The Company has caused the director nominees to deliver the Questionnaires in a timely manner, and the D&O Information is acceptable to PHI.

9.      All outstanding indebtedness of the Company due and owing to any Affiliate of the Company or to any “related person” (as such term is defined in Item 404(a) of Regulation S-K as promulgated by the SEC) of the Company has been exchanged into secured indebtedness of PHI pursuant to, and in accordance with, the Securities Purchase and Exchange Agreement.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate for and on behalf of the Company as of the date first above written.

By: ___________________________________

Name: Sterling C. Scott

Title: Chief Executive Officer

EXHIBIT D

SECRETARY’S CERTIFICATE

SG TECHNOLOGIES CORP

___________________, 2012

The undersigned, being the duly elected, qualified, and acting Secretary of SG Technologies Corp, a Nevada corporation (the “Company”), pursuant to Section 2.3.1(b) and Section 7.2.11 of that certain Agreement and Plan of Merger, dated March 21, 2012 (the “Merger Agreement”), by and among the Company, Phototron Holdings, Inc., a Delaware corporation (“PHI”), SGT Merger Corporation, a Nevada corporation and wholly-owned Subsidiary of PHI, W-Net Fund I, L.P., a Delaware limited partnership, and Sterling C. Scott, does hereby certify, for and on behalf of the Company, that:

1. Attached hereto as Exhibit A is a true, correct and complete copy of the Company’s Articles of Incorporation, which have not been modified, amended or rescinded in any respect and is in full force and effect.

2. Attached hereto as Exhibit B is a true, correct and complete copy of the Company’s Bylaws, which have not been modified, amended or rescinded in any respect and are in full force and effect.

3. Attached hereto as Exhibit C is a true, correct and complete copy of resolutions duly adopted by the Company’s Board of Directors authorizing the entrance by the Company into the Merger Agreement and consummation of the transactions contemplated thereby, which have not been modified, amended or rescinded in any respect and are in full force and effect.

4. Attached hereto as Exhibit D is a true, correct and complete copy of resolutions duly adopted by the Company’s stockholders authorizing the entrance by the Company into the Merger Agreement and consummation of the transactions contemplated thereby, which have not been modified, amended or rescinded in any respect and are in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate for and on behalf of the Company as of the date first above written.

By: ___________________________________

Name: Sterling C. Scott

Title: Secretary

EXHIBIT A

TO

SECRETARY’S CERTIFICATE

ARTICLES OF INCORPORATION

(See attached)

EXHIBIT B

TO

SECRETARY’S CERTIFICATE

BYLAWS

(See attached)

EXHIBIT C

TO

SECRETARY’S CERTIFICATE

BOARD RESOLUTIONS

Approval of Merger

WHEREAS, the Corporation desires to merge with SGT Merger Corporation, Inc., a Nevada corporation (“PHI”); and

WHEREAS, the Board deems it advisable and in the Corporation’s best interest to approve the merger of PHI with and into the Corporation (the “Merger”) in accordance with that certain Agreement and Plan of Merger, substantially in the form previously presented to the Board for consideration and approval (the “Agreement”), and for the Corporation to enter into the Agreement and consummate the transactions contemplated thereby.

NOW, THEREFORE, BE IT RESOLVED, the Board hereby approves the Merger in accordance with the Agreement; and

RESOLVED FURTHER, that the Corporation enter into the Agreement with such changes and modifications thereto as the officers executing the same shall approve (such approval to be conclusively evidenced by such officer’s execution thereof.

General Authorization

RESOLVED FURTHER, that the Corporation through its officers is hereby authorized, empowered and directed (i) to execute and deliver such other agreements and documents, and to take such other actions in connections with the execution and delivery of the Agreement as the Board and the officers deem necessary or appropriate and (ii) to take or cause to be taken any and all such further actions and to prepare, execute and deliver or cause to be prepared, executed and delivered, and where necessary or appropriate, file or cause to be filed with the appropriate government authorities, all such other instruments and documents as the Board and the officers shall determine to be necessary or appropriate to carry out fully the intent and purposes of the foregoing resolutions and each of the transactions contemplated thereby; and

RESOLVED FURTHER, that all actions previously taken by the Board and the officers in connection with the transactions contemplated by the foregoing resolutions are hereby adopted, ratified, confirmed and approved in all respects.

EXHIBIT D

TO

SECRETARY’S CERTIFICATE

STOCKHOLDER RESOLUTIONS

Approval of Merger

WHEREAS, the Board of Directors of the Corporation has approved (i) the execution by the Corporation of the Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit A (the “Agreement”), pursuant to which SGT Merger Corporation, Inc., a Nevada corporation, will be merged (the “Merger”) with and into the Corporation, and (ii) the Merger;

WHEREAS, the Board of Directors of the Corporation has recommended that the Corporation’s stockholders approve the Agreement and the Merger; and

WHEREAS, the stockholders of the Corporation deem it advisable and in their best interests to approve the Corporation’s entry into the Agreement and the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the stockholders of the Corporation hereby approve the Corporation’s execution of the Agreement and its entry into the Merger;

RESOLVED FURTHER, that, upon the requisite stockholder approval of the Merger, the officers of the Corporation, or any one of them, are hereby authorized and directed to file or cause to be filed the necessary documents with the Secretary of State of Nevada in accordance with the requirements of such state’s laws, and to take all further actions as may be necessary or appropriate to cause the Merger to become effective, all without further action by the undersigned; and

RESOLVED FURTHER, that any and all actions heretofore taken by the officers or directors of the Corporation within the terms of any of the foregoing resolutions are hereby ratified and confirmed as the act and deed of the Corporation.

EXHIBIT E

OFFICER’S CERTIFICATE

PHOTOTRON HOLDINGS, INC.

________________, 2012

The undersigned, being the duly elected, qualified and acting Chief Executive Officer of Phototron Holdings, Inc., a Delaware corporation (the “Company”), pursuant to Section 2.3.2(a) and Section 7.3.7 of that certain Agreement and Plan of Merger, dated March 21, 2012 (the “Merger Agreement”), by and among the Company, SG Technologies Corp, a Nevada corporation (“SGT”), SGT Merger Corporation, a Nevada corporation and wholly-owned Subsidiary of the Company, W-Net Fund I, L.P., a Delaware limited partnership, and Sterling C. Scott, does hereby certify, for and on behalf of the Company, that:

1.      The representations and warranties of the Company set forth in the Merger Agreement are true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the date hereof as though made on and as of the date hereof, unless made as of another date, in which case they are true and correct in all material respects as of such date.

2.      The Company has performed in all material respects all obligations required to be performed by the Company under the Merger Agreement at or prior to the date hereof.

3.      Since the date of the Merger Agreement there has been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

4.      There is not pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

5.      The Company has delivered to SGT the Resignations.

6.      The Company has filed the Certificate of Designation with the Secretary of State of the State of Delaware.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate for and on behalf of the Company as of the date first above written.

By: ___________________________________
Name: Craig Ellins
Title: Chief Executive Officer

EXHIBIT F

SECRETARY’S CERTIFICATE

PHOTOTRON HOLDINGS, INC.

________________, 2012

The undersigned, being the duly elected, qualified, and acting Secretary of Phototron Holdings, Inc., a Delaware corporation (the “Company”), pursuant to Section 2.3.2(b) and Section 7.3.8 of that certain Agreement and Plan of Merger, dated March 21, 2012 (the “Merger Agreement”), by and among the Company, SG Technologies Corp, a Nevada corporation (“SGT”), SGT Merger Corporation, a Nevada corporation and wholly-owned Subsidiary of the Company, W-Net Fund I, L.P., a Delaware limited partnership, and Sterling C. Scott, does hereby certify, for and on behalf of the Company, that:

1. Attached hereto as Exhibit A is a true, correct and complete copy of the Company’s Certificate of Incorporation, as amended as of the date hereof, which has not been modified, amended or rescinded in any respect and is in full force and effect.

2. Attached hereto as Exhibit B is a true, correct and complete copy of the Company’s Bylaws, which have not been modified, amended or rescinded in any respect and are in full force and effect.

3. Attached hereto as Exhibit C is a true, correct and complete copy of resolutions duly adopted by the Company’s Board of Directors authorizing the entrance by the Company into the Merger Agreement and consummation of the transactions contemplated thereby, which have not been modified, amended or rescinded in any respect and are in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate for and on behalf of the Company as of the date first above written.

By: ___________________________________
Name: Craig Ellins
Title: Secretary

EXHIBIT A

TO

SECRETARY’S CERTIFICATE

CERTIFICATE OF INCORPORATION, AS AMENDED

(See attached)

EXHIBIT B

TO

SECRETARY’S CERTIFICATE

BYLAWS

(See attached)

EXHIBIT C

TO

SECRETARY’S CERTIFICATE

BOARD RESOLUTIONS

Certificate of Designation

WHEREAS, the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), authorizes a class of preferred stock comprised of 10,000,000 shares, par value $0.0001 per share (the “Preferred Stock”), issuable from time to time in one or more series, of which none have been issued;

WHEREAS, the Certificate of Incorporation authorizes the Board to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, including, but not limited to, the dividend rights, dividend rates, conversion rights, voting rights, and the liquidation preferences, and the number of shares constituting any such series and the designation thereof, or any of them;

WHEREAS, there has been presented to the Board for its consideration and approval, a Certificate of Designation of Preferences, Rights and Limitations setting forth the rights, powers, preferences, privileges, qualifications and limitations of a new series of preferred stock consisting of 3,000,000 shares, par value $0.0001 per share, to be designated “Series A Preferred Stock” (the “Certificate of Designation”); and

WHEREAS, the Board has determined that it is desirable and in the best interest of the Corporation and its stockholders to authorize the designation and issuance of, and fix the rights, preferences, restrictions and other matters relating to the Series A Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, the Board has determined that it is advisable and in the best interests of the Corporation to approve the Certificate of Designation and designate the Series A Preferred Stock pursuant thereto;

FURTHER RESOLVED, that the Certificate of Designation be, and it hereby is, adopted and approved, in the form presented to the Board, in accordance with the Delaware General Corporations Law;

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, directed and empowered, for and on behalf of the Corporation, to execute, deliver and/or file all requisite documents or instruments and to take all other steps necessary to cause the Certificate of Designation to be filed in the office of the Delaware Secretary of State, substantially in the form presented to the Board, or with such changes thereto as such officers may approve, their approval to be conclusively evidenced by their filing thereof; and

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, directed and empowered, for and on behalf of the Corporation, to modify, amend or revise the form, terms and provisions of the Certificate of Designation, to execute, deliver and/or file any and all documents, certificates, instruments, agreements and notices, and to perform or cause to be performed any and all acts as may, in their judgment, be necessary or desirable to accomplish the purposes of the foregoing resolutions and the transactions contemplated thereby, the making of any such modification, amendment or revision, the taking of any such actions and/or the execution, delivery or filing of any such documents or instruments shall be conclusive evidence that the individual making such modification amendment or revision, taking such action and/or executing, delivering or filing such document or instrument has deemed the same to be necessary or advisable.

Merger

WHEREAS, the Corporation desires to complete a reverse merger transaction (the “Merger”) with SG Technologies Corp, a Nevada corporation (“SGT”), pursuant to which, SGT Merger Corporation, a Nevada corporation and wholly-owned subsidiary of the Corporation, will be merged with and into SGT, with SGT becoming a wholly-owned subsidiary of the Corporation (the “Surviving Corporation”);

WHEREAS, the Corporation proposes to accomplish the Merger pursuant to the terms of an Agreement and Plan of Merger in substantially the form previously presented to the Board for review and approval (the “Merger Agreement”);

WHEREAS, under the terms of the Merger Agreement and in connection with the Merger, among other things, each of the following will be consummated:

● at the effective time of the Merger, each outstanding share of SGT’s common stock will be converted into the right to receive 785,000 shares of the Corporation’s common stock (“Common Stock”) and 15,000 shares of Series A Preferred Stock (the “Preferred Shares”), based on the exchange ratio set forth, and as provided, in the Merger Agreement;

● immediately following the consummation of the Merger, SGT’s stockholders will own an aggregate of 157,000,000 shares of Common Stock and, subject to the achievement by the Surviving Corporation of the financial milestones set forth in the Merger Agreement, SGT’s stockholders will own, upon conversion of the Preferred Shares in accordance with the Certificate of Designation, an aggregate of 69,000,000 additional shares of Common Stock (the “Conversion Shares”);

● Sterling C. Scott will become the Corporation’s Chief Executive Officer, President, Chief Financial Officer and Secretary,

● at the effective time of the Merger, the size of the Board will be increased to five (5) directors and Sterling C. Scott will be appointed to the Board; and

● after the effective time of the Merger, two (2) additional individuals designated by the SGT stockholders will be appointed to the Board and one (1) of such designees will be an independent director (the “Additional SGT Designees”);

WHEREAS, prior to the appointment of the Additional SGT Designees to the Board, the Corporation will file with the Securities and Exchange Commission and mail to its stockholders a Schedule 14f-1 information statement (“Schedule 14f-1”) notifying the Corporation’s stockholders of the proposed change in control of the Corporation that would occur as a result of the appointment of the Additional SGT Designees to the Board;

WHEREAS, in connection with the Merger, and as a condition to the closing of the Merger and the obligations under the Merger Agreement, the Corporation will sign and deliver, and enter into that certain Escrow Agreement, in substantially the form previously presented to the Board for review and approval (the “Escrow Agreement”), pursuant to which, among other things, the Corporation will deliver the Preferred Shares to an escrow agent to hold in escrow pending the achievement by the Surviving Corporation of the financial milestones set forth in the Merger Agreement;

WHEREAS, in connection with the Merger, and as a condition to the closing of the Merger and the obligations under the Merger Agreement, the Corporation will sign and deliver, and enter into that certain Voting Agreement, in substantially the form previously presented to the Board for review and approval (the “Voting Agreement”), pursuant to which, among other things, the Corporation and the Corporation’s stockholders signatory thereto will agree to certain rights and restrictions with respect to the voting of certain shares of the Corporation’s capital stock held by such stockholders;

WHEREAS, in connection with the Merger, and as a condition to the closing of the Merger and the obligations under the Merger Agreement, the Corporation will sign and deliver, and enter into, certain additional agreements and documents (collectively, the “Ancillary Documents”, and together with the Merger Agreement, Schedule 14f-1, Escrow Agreement and Voting Agreement, collectively, the “Merger Documents”), and consummate certain transactions ancillary to the Merger (collectively, the “Ancillary Transactions”), all as provided in the Merger Agreement; and

WHEREAS, the Board deems it to be in the best interest of the Corporation and its stockholders to approve and ratify the Merger Documents and the consummation of the Merger and the Ancillary Transactions.

NOW, THEREFORE, BE IT RESOLVED, that the form and content of the Merger Documents, and all exhibits and schedules attached thereto, and the agreements, instruments and documents referenced in or contemplated by the foregoing, and the transactions contemplated thereby, including, without limitation, the Merger and the Ancillary Transactions, are hereby ratified, authorized, adopted and approved in all respects;

FURTHER RESOLVED, that the execution and delivery of the Merger Agreement is hereby ratified, approved and adopted;

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, directed and empowered to cause the Corporation to perform, to the extent applicable, its obligations under the Merger Documents and to consummate the transactions contemplated thereby;

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to execute and deliver, and/or cause to be executed and delivered, the Ancillary Documents, Schedule 14f-1, Escrow Agreement and Voting Agreement, in substantially the forms approved by these resolutions, but with such changes therein and additions thereto as shall be approved by such officer or officers, such approval to be evidenced conclusively by their execution and delivery of the same;

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to file with the Securities and Exchange Commission and mail to the Corporation’s stockholders, the Schedule 14f-1;

FURTHER RESOLVED, that the officers of the Corporation and the other persons appointed to act on its behalf pursuant to the foregoing resolutions be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to modify, amend or revise the forms, terms and provisions of the Merger Documents, to execute and deliver, and/or cause to be executed and delivered, all such further documents, certificates or instruments, and to take all such further action, as they may deem necessary, proper, convenient or desirable in connection with the Merger and in order to carry out each of the foregoing resolutions, and in order to carry out each of the intents thereof, including, without limitation, the preparation and filing of any and all applications and/or documents in connection with the quotation of Common Stock on the OTCQB following the Merger, including, without limitation, FINRA’s Issuer Company-Related Action Notification Form, and that all such actions taken by such persons to date, in connection with the Merger Documents, are hereby confirmed, ratified and approved in all respects;

FURTHER RESOLVED, that the shares of Common Stock issuable pursuant to the Merger Agreement are hereby reserved for issuance, and the officers of the Corporation be, and each of them hereby is, authorized, directed and empowered, for and on behalf of the Corporation, to issue such shares of Common Stock in accordance with the terms of the Merger Agreement;

FURTHER RESOLVED, that the Conversion Shares are hereby reserved for issuance upon the conversion of the Preferred Shares in accordance with the Certificate of Designation;

FURTHER RESOLVED, that the issuance and delivery of the shares of Common Stock in accordance with the terms of the Merger Agreement, and the issuance and delivery of the Conversion Shares upon the conversion of the Preferred Shares in accordance with the Certificate of Designation, are hereby authorized and approved in all respects;

FURTHER RESOLVED, that the Common Stock issued upon the consummation of the Merger, and the Conversion Shares issued in accordance with the Certificate of Designation, shall be duly and validly issued, fully-paid and nonassessable;

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to execute and deliver one or more certificates for the Common Stock issued upon the consummation of the Merger, and the Conversion Shares issued in accordance with the Certificate of Designation, in such form as may be approved by such officers; and

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to execute and deliver all documents and instruments and to take such other actions, including the filing of such notices as may be required to establish or obtain an exemption from the registration requirements under the Securities Act of 1933, as amended, and the registration or qualification requirements under the securities laws of any other state or jurisdiction in connection with the issuance of the Common Stock issuable upon the consummation of the Merger as conclusively evidenced by the execution of such documents or instruments or the taking of such actions.

Board of Directors & Officers

WHEREAS, in connection with the Merger and as a condition thereto, as of the effective date of the Merger the authorized number of directors of the Corporation shall be fixed at five (5);

WHEREAS, pursuant to Section 1 of Article III of the Corporation’s Bylaws, the authorized number of directors of the Corporation shall be not less than one (1) nor more than nine (9) with the exact number to be fixed from time to time within the foregoing limits by the Board;

WHEREAS, effective as of the effective date of the Merger, the Board desires to fix the authorized number of directors of the Corporation at five (5);

WHEREAS, effective as of the effective date of the Merger, Todd Denkin shall resign as a director and Sterling C. Scott shall be appointed to fill one of the vacant seats on the Board, and Craig Ellins shall be appointed to serve as the Vice Chairman of the Board;

WHEREAS, effective as of the tenth (10th) calendar day following the date the Corporation first mails to its stockholders of record the Schedule 14f-1, the Additional SGT Designees shall be appointed to the Board; and

WHEREAS, in connection with the Merger and as a condition thereto, as of the effective date of the Merger, Craig Ellins shall resign as the Corporation’s sole officer and Sterling C. Scott shall be appointed as the Chief Executive Officer, President, Chief Financial Officer and Secretary of the Corporation.

NOW, THEREFORE, BE IT RESOLVED, that effective as of the effective date of the Merger, the authorized number of directors comprising the Board is hereby set at five (5);

FURTHER RESOLVED, that effective as of the effective date of the Merger, Todd Denkin shall resign as a director and Sterling C. Scott shall be appointed to fill one of the vacant seats on the Board to serve until his resignation or until his successor is duly elected and qualified, and Craig Ellins shall be appointed to serve as the Vice Chairman of the Board;

FURTHER RESOLVED, that effective as of the effective date of the Merger, Craig Ellins shall resign as the Corporation’s sole officer and Sterling C. Scott shall be appointed as the Chief Executive Officer, President, Chief Financial Officer and Secretary of the Corporation; and

FURTHER RESOLVED, that effective as of the tenth (10th) calendar day following the date the Corporation first mails to its stockholders of record the Schedule 14f-1, the Additional SGT Designees shall be appointed to the Board.

Omnibus Authority

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to take any and all such actions that may be, or may be deemed to be, necessary, advisable, desirable or appropriate to consummate the actions and transactions contemplated hereby in conformity with the purposes and intent thereof or as may be necessary to effectuate the purposes and intent of these resolutions;

FURTHER RESOLVED, that the Corporation is hereby authorized, and that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to file, or cause to be filed, all requisite papers and documents, including, without limitation, applications, reports, forms, schedules, and irrevocable consents, and to take, or cause to be taken, all such acts as such executive officers deem necessary, advisable, desirable or appropriate to comply with any and all federal, state, local and foreign laws, statutes, rules and regulations as may be necessary, advisable, desirable or appropriate to consummate the transactions and actions by the foregoing resolutions, including, without limitation, any and all filings as may be required by the rules and regulations of the Securities and Exchange Commission and any comparable state regulatory authorities;

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to pay, or cause to be paid, any and all filing fees, costs or other expenses of any nature whatsoever, all of which as may be, or may be deemed to be, necessary or advisable or desirable to effect the purposes and intent of the foregoing resolutions;

FURTHER RESOLVED, that, in addition to, and without limiting in any manner, the authority granted by the foregoing resolutions, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, (i) to take, or cause to be taken, all such further action, (ii) to do and perform, or cause to be done and performed, all such acts and things, (iii) to execute and deliver, or cause to be executed and delivered, all such further papers, documents and instruments of any type and description, and (iv) to pay, or cause to be paid, any and all fees, charges and costs of any type or description, all of which as may be, or may be deemed to be, necessary or advisable or desirable to effect the purposes and intent of the foregoing resolutions and to consummate the transactions contemplated by the foregoing resolutions, the necessity, advisability, desirability, and propriety of which shall be conclusively evidenced by the executive officer’s taking, or causing to be taken, any such action, doing and performing, or causing to be done or performed, any such act or thing, executing and delivering, or causing to be executed and delivered, any such papers, documents or instruments, or paying, or causing to be paid, any such fees, charges and costs; and the execution by any of such officers of any such papers, documents or instruments, or the doing by him of any act or thing in connection with any of the matters or things contemplated by, arising out of or in connection with, or otherwise relating to in any manner whatsoever, the subject of the foregoing resolutions, shall conclusively establish his authority therefor from the Corporation and the approval and ratification by the Corporation of any and all papers, documents and instruments so executed and delivered and any and all actions so taken, done or performed; and all actions of any nature whatsoever heretofore taken by each of the executive officers, directors, agents, attorneys and other representatives of the Corporation incidental to, contemplated by, arising out of or in connection with, or otherwise relating to in any manner whatsoever, the subject of the foregoing resolutions be, and the same hereby are, authorized, approved, ratified, confirmed and adopted in all respects; and

FINALLY RESOLVED, that the undersigned directors may deliver their signatures to this Unanimous Written Consent of the Board of Directors by facsimile transmission, and no confirmation of such delivery by the mailing or personal delivery of an executed original of this Unanimous Written Consent of the Board of Directors shall be required in order for this Unanimous Written Consent of the Board of Directors to be effective.

EXHIBIT G

FORM OF ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), is made and entered into as of April __, 2012, by and among Stubbs, Alderton & Markiles LLP, as escrow agent (the “Escrow Agent”), Phototron Holdings, Inc., a Delaware corporation (“PHI”), Sterling C. Scott (the “SGT Representative”), and W-Net Fund I, L.P., a Delaware limited partnership (the “Investor Representative”).

Recitals

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) for the acquisition of SG Technologies Corp, a Nevada corporation (“SGT”), by PHI, dated as of March 21, 2012, by and among PHI, SGT, SGT Merger Corporation, a Nevada corporation and wholly-owned subsidiary of PHI, the SGT Representative and the Investor Representative, PHI issued the SGT Stockholders certain Merger Consideration including the Escrow Shares (capitalized terms used herein and not defined herein shall have the meanings given such terms in the Merger Agreement);

WHEREAS, pursuant to Section 2.11 of the Merger Agreement, the parties to the Merger Agreement agreed that PHI will deliver the Escrow Shares to the Escrow Agent upon the terms of this Agreement to be held in escrow pursuant to Section 2.11 of the Merger Agreement;

WHEREAS, the Escrow Shares escrowed for each of the SGT Stockholders are identified on Schedule A to this Agreement; and

WHEREAS, the Escrow Agent has agreed to act as escrow agent on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Appointment of Escrow Agent. PHI, the SGT Representative and the Investor Representative each appoint the Escrow Agent to act as the escrow agent for the Escrow Shares. The Escrow Agent agrees to act as escrow agent and perform the functions set forth in this Agreement subject to all of its terms.

2. Deposit in Escrow. PHI is hereby delivering the Escrow Shares to the Escrow Agent, and the Escrow Shares are herewith deposited with the Escrow Agent, to be held and administered as provided herein.

3. Distribution of Escrow Shares.

3.1 Distribution to the SGT Stockholders. In the event that, during the Vesting Period, the Surviving Corporation (a) (i) recognizes at least $3,250,000 in Net Sales and (ii) recognizes at least $950,000 in Gross Profits (in each case as determined in accordance with Section 2.11.3 of the Merger Agreement), then the SGT Representative and the Investor Representative shall deliver written instructions (the “Vested Instructions”) to the Escrow Agent instructing the Escrow Agent to deliver to each of the SGT Stockholders such SGT Stockholder’s Escrow Shares. Upon receipt of the Vested Instructions, the Escrow Agent shall distribute to each of the SGT Stockholders, as soon as practicable, such SGT Stockholder’s Escrow Shares at the address listed under such SGT Stockholder’s name on Schedule A to this Agreement.

3.2 Distribution to PHI. In the event that, during the Vesting Period, the Surviving Corporation (a) (i) recognizes less than $3,250,000 in Net Sales and/or (ii) recognizes less than $950,000 in Gross Profits (in each case as determined in accordance with Section 2.11.3 of the Merger Agreement), then the SGT Representative and the Investor Representative shall deliver written instructions (the “Unvested Instructions”) to the Escrow Agent instructing the Escrow Agent to deliver all of the Escrow Shares to PHI. Upon receipt of the Unvested Instructions, the Escrow Agent shall distribute to PHI, as soon as practicable, all of the Escrow Shares at the address listed for PHI in Section 10.3 hereof.

4. Liability Of Escrow Agent. In performing any duties under this Agreement the Escrow Agent shall not be liable to PHI, the SGT Stockholders, the SGT Representative, the Investor Representative or any other person for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent or its employees. The Escrow Agent shall not incur any such liability for (a) any act or failure to act or for any act omitted in good faith, or (b) any action taken or omitted in reliance upon any instrument, including, without limitation, the Vested Instructions and the Unvested Instructions, and any written statement or affidavit (including, without limitation, a facsimile or an e-mail) that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.

5. Fees and Expenses. It is understood that the Escrow Agent is also acting as counsel to PHI, and will be paid fees and usual charges agreed upon for services as counsel, but that the Escrow Agent shall not receive additional compensation for services as Escrow Agent pursuant to the terms of this Agreement. However, in the event that the conditions of this Agreement are not properly fulfilled by a person other than the Escrow Agent or if PHI, the SGT Representative or the Investor Representative requests a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this Agreement or its subject matter, PHI shall compensate the Escrow Agent for such extraordinary services and reimburse the Escrow Agent for all costs, attorneys’ fees and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents or other things of value at any time held by the Escrow Agent pursuant to this Agreement until such compensation, fees, costs and expenses are paid. PHI agrees to pay these sums upon demand.

6. Controversies. If any controversy arises among the parties hereto, or with any other person, concerning the subject matter of this Agreement, or its terms or conditions, the Escrow Agent shall not determine the controversy or be required to take any action regarding such controversy. In such event, in accordance with the provisions of Sections 4 and 7 hereof, the Escrow Agent shall not be liable for interest or damages, except in the case of gross negligence or willful misconduct on the part of the Escrow Agent or its employees. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to any such controversy to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all of the Escrow Shares. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligation and liability imposed by the terms of this Agreement.

7. Indemnification of Escrow Agent. PHI and its successors and assigns agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including costs of investigation, counsel fees and distribution amounts that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including, but not limited to, any litigation arising from this Agreement or involving its subject matter, except for those incurred by virtue of the Escrow Agent’s or its employees’ gross negligence or willful misconduct.

8. Termination. This Agreement shall terminate upon the distribution of all of the Escrow Shares held by the Escrow Agent pursuant to the terms of Section 3 hereof, without any notices to any person, unless earlier terminated pursuant to the terms hereof. Sections 4, 5, 6 and 7 hereof shall survive expiration or any earlier termination of this Agreement.

9. Resignation of Escrow Agent. The Escrow Agent may resign at any time upon giving at least ten (10) days’ prior written notice to PHI, the SGT Representative and the Investor Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties hereto shall use their best effort to obtain a successor escrow agent within ten (10) days after receiving such notice. The successor escrow agent shall execute and deliver an instrument accepting such appointment and confirming its agreement with all of the terms of this Agreement, and it shall thereafter, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall thereupon be discharged from any further duties and liabilities under this Agreement, but shall still be entitled to benefit from the provisions of Sections 4, 5, 6 and 7 hereof.

10. Miscellaneous.

10.1 Governing Laws; Jurisdiction. This Agreement is created by and shall be construed under the applicable laws of the State of California, without giving effect to its conflicts of laws principles. Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties hereto in the courts of the State of California, Los Angeles County, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each party hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

10.2 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or any other electronic means, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic signature page were an original thereof.

10.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to PHI:	Phototron Holdings, Inc. 717 E. Gardena Blvd. Gardena, California 90248 Attn: Chief Executive Officer Fax: (818) 992-0202 E-mail: craig@cuubit.com
If to SGT Representative:	Sterling C. Scott 723 South Casino Center Blvd. Las Vegas, Nevada 89101 Fax: (800) 770-9788 Email: sscott@stealthgrow.com
If to Investor Representative:	W-Net Fund I, L.P. 12400 Ventura Blvd. Suite 327 Studio City, California 91604 Attn: David Weiner Fax: (818) 474-7589 E-mail: dweiner@w-net.com
If to Escrow Agent:	Stubbs Alderton & Markiles, LLP 15260 Ventura Boulevard 20th Floor Sherman Oaks, CA 91403 Attn: Greg Akselrud, Esq. Fax: (818) 444-6303 E-mail: gakselrud@stubbsalderton.com

10.4 Acknowledgment. Each of the parties hereto acknowledges that the Escrow Agent is not bound by any other agreements that may exist among PHI, the SGT Representative and/or the Investor Representative.

10.5 Authorization for Amendments. This Agreement shall not be amended except pursuant to instructions in writing signed by all of the parties hereto.

10.6 Facsimile Copies. A facsimile or electronic copy of any signed document(s), amendment, instruction (including the Vested Instructions and the Unvested Instructions) or waiver referred to herein shall be sufficient for all purposes throughout this Agreement.

EXHIBIT H

CAPITALIZATION OF SGT

Stockholder	# of Shares	% of Outstanding Shares
Sterling C. Scott	46.1211	23.06055%
The Lauri S Bilawa Trust	23.5512	11.77560%
Jordan W. Scott	31.4016	15.70080%
The Scott Family Trust	17.6634	8.83170%
Elisabeth M. Wedam	17.6634	8.83170%
Joseph Andreae	16.6821	8.34105%
Kyle Tracey	9.8130	4.90650%
Vicki Tracey	9.8130	4.90650%
Justin Manns	9.8130	4.90650%
Rami Vardi	3.9252	1.96260%
David Zemach	3.9252	1.96260%
Ben Beaulieu	5.8878	2.94390%
Jay Wright	3.7400	1.87000%
TOTAL:	200.0000	100.00000%

EXHIBIT I

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of April __, 2012, by and among Phototron Holdings, Inc., a Delaware corporation (the “Company”), the parties listed on Exhibit A attached hereto (the “SGT Stockholders”), and the parties listed on Exhibit B attached hereto (the “Investor Stockholders”, and together with the SGT Stockholders, collectively, the “Stockholders”).

RECITALS

WHEREAS, the Stockholders own shares of capital stock of the Company; and

WHEREAS, the Stockholders desire to enter into this Agreement to provide for their respective rights and obligations with respect to the capital stock of the Company and other matters, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Voting Provisions Regarding Board of Directors.

1.1              Size of Board. Each Stockholder agrees to vote, or cause to be voted, all Voting Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Company’s Board of Directors (the “Board”) shall be set and remain at five (5) directors.

1.2              Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Voting Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of the stockholders of the Company at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)                Two (2) persons designated by Sterling C. Scott (the “SGT Representative”), which persons shall initially be Sterling C. Scott with one seat remaining vacant, for so long as the SGT Stockholders or any of their Affiliates (as defined below) continue to own beneficially shares of Common Stock (as defined below) (including shares of Common Stock issued or issuable upon conversion or exchange of any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock (as defined below));

(b)               One (1) person designated by the SGT Representative, (i) which individual must be and remain at all times while serving as a member of the Board, an “independent” (as defined in Nasdaq Marketplace Rule 5605(a)(2) (or any successor thereto)) and (ii) which seat shall initially remain vacant, for so long as the SGT Stockholders or any of their Affiliates continue to own beneficially shares of Common Stock (including shares of Common Stock issued or issuable upon conversion or exchange of any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock);

(c)                One (1) person designated by W-Net Fund I, L.P., a Delaware limited partnership (the “Investor Representative”), which individual shall initially be Craig Ellins, for so long as the Investor Stockholders or any of their Affiliates continue to own beneficially shares of Common Stock (including shares of Common Stock issued or issuable upon conversion or exchange of any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock); and

(d)               One (1) person designated by the Investor Representative, (i) which individual must be and remain at all times while serving as a member of the Board, an “independent director” (as defined in Nasdaq Marketplace Rule 5605(a)(2) (or any successor thereto)) and (ii) which seat shall initially remain vacant, for so long as the Investor Stockholders or any of their Affiliates continue to own beneficially shares of Common Stock (including shares of Common Stock issued or issuable upon conversion or exchange of any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock).

To the extent that any of clauses (a)-(d) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Company’s Certificate of Incorporation or Bylaws then in effect.

1.3              Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4              Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Voting Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)                no director elected pursuant to Sections 1.2 or 1.3 hereof may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of at least a majority of the shares of stock, entitled under Section 1.2 hereof to designate that director or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2 hereof is no longer so entitled to designate or approve such director or occupy such Board seat;

(b)               any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.3 hereof shall be filled pursuant to the provisions of this Section 1; and

(c)                upon the request of any party entitled to designate a director as provided in Sections 1.2(a)-(d) hereof to remove such director, such director shall be removed.

All Stockholders agree to (a) attend the Company’s stockholders’ meeting, and any adjournment thereof, and (b) execute any written consents, required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of the Company’s stockholders for the purpose of electing directors.

1.5              No Liability for Election of Recommended Directors. No Stockholder, nor any affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6              Irrevocable Proxy and Power of Attorney. Each Stockholder hereby appoints the then current Chief Executive Officer of the Company, as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Stockholder’s Voting Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Stockholder if, and only if, such Stockholder (a) fails to vote or (b) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such Stockholder’s Voting Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of the Company’s or any other party’s written request for such Stockholder’s written consent or signature. The proxy and power granted by each Stockholder pursuant to this Section 1.6 are coupled with an interest and are given to secure the performance of such Stockholder’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual Stockholder holding Voting Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding Voting Shares.

1.7              Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“Voting Shares” means any securities of the Company the holders of which are entitled to vote for members of the Board, including, without limitation, all shares of common stock (“Common Stock”) and preferred stock (“Preferred Stock”) of the Company, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, the conversion or exchange of any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock, similar events or otherwise.

1.8              Schedule 14f-1. To the extent applicable, the election of the directors set forth in Section 1.2 hereof shall be subject to applicable regulatory requirements, including the preparation, filing and distribution to the Company’s stockholders of an information statement required by Rule 14f-1 promulgated under the Securities Exchange Act of 1934, as amended, and the completion of the requisite waiting period following such filing and distribution.

2.                  Miscellaneous.

2.1              Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (a) the Company, (b) the SGT Stockholders (and/or any of their permitted successors or assigns) holding a majority of the Voting Shares then held by all SGT Stockholders (and/or any of their permitted successors or assigns) (the “Required SGT Stockholders”), and (c) the Investor Stockholders (and/or any of their permitted successors or assigns) holding a majority of the Voting Shares then held by all Investor Stockholders (and/or any of their permitted successors or assigns) (the “Required Investor Stockholders”). Any amendment or waiver effected in accordance with this Section 2.1 shall be binding upon each SGT Stockholder, each Investor Stockholder, each permitted successor or assignee of such SGT Stockholder or Investor Stockholder and the Company.

2.2              Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery). All communications shall be sent to the respective parties at their address as set forth on Exhibit A or Exhibit B hereto, or to such address, facsimile number or email address as subsequently modified by written notice given in accordance with this Section 2.2. If notice is given to the Company, it shall be sent Phototron Holdings, Inc., 717 E. Gardena Blvd., Gardena, California 90248, Attn: Chief Executive Officer, Fax: (818) 992-0202.

2.3              Entire Agreement. This Agreement, together with all the exhibits hereto, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

2.4              Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

2.5              Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

2.6              No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

2.7              Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the Company, the Required SGT Stockholders and the Required Investor Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

2.8              Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

2.9              Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

2.10          Further Assurances. The parties hereto agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

2.11          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or any other electronic means, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic signature page were an original thereof.

2.12          Termination. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety: (a) the date as of which the parties hereto terminate this Agreement by written consent of the Required SGT Stockholders and the Required Investor Stockholders, (b) the date on which (i) all of the SGT Stockholders (and any of their permitted successors or assigns) or (ii) all of the Investor Stockholders (and any of their permitted successors or assigns), cease to own any Voting Shares and (c) April __, 2014.